Exhibit 10.12
November 04, 2020
Irina A. Ridley
[Address Intentionally Omitted]
Via Email: [Email Address Intentionally Omitted]
Dear Irina:
On behalf of NeuroPace, Inc. (the “Company”), I am pleased to offer you the position of General Counsel and Corporate Secretary. Speaking for myself, as well as the other members of the Company, we all look forward to working with you and to your future success with NeuroPace, Inc.
The terms of your new position with the Company are as set forth below:
1.Position.
a.You will be the General Counsel and Corporate Secretary initially working out of your home office in San Carlos, CA during the COVID pandemic and then working out of our Mountain View office. You will report to Mike Favet, President and Chief Executive Officer.
b.You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment you further agree that you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.
2.Start Date: If you find the terms of this letter agreeable, you will commence this new position with the Company on a mutually agreed upon date no later than November 30, 2020. Unless amended in writing, this offer will expire on November 06, 2020.
3.Proof of Right to Work: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
4.Compensation.
a.Base Salary: You will be paid a biweekly salary of $12,500.00 which is equivalent to $325,000 on an annualized basis.
b.Bonus: Effective 1/1/2021, you will be eligible for an annual bonus, capped at 20% of your then current annual base salary. Your performance objectives will be set by the President and CEO within your first 90 days of employment (and annually thereafter). Whether you receive a bonus in any given year, and the amount of any such bonus, will be determined by the Company in its sole discretion based upon your performance, the Company’s performance and such other criteria that the Company deems relevant. In order to earn a bonus, you must be employed on the date that any bonus is paid to you (which will usually be in the first 60 days of the calendar year). Except as set forth in the following sentence, if your employment ends for any reason prior to the bonus being paid, then you will not have earned the bonus, and no partial or prorated bonus will be paid. If, however, your employment is terminated pursuant to Sections 9 or 10 below and said termination occurs after the preceding year end and before a bonus is paid, (for example, your termination occurs in January and the preceding year’s bonus has not been paid), then you will be entitled to the bonus for the preceding year as set forth in Sections 9 and 10, as applicable but would not be eligible for the bonus in the year you are terminated..
5.Stock Options.
a.Option Grant: In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 240,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. This is equivalent to 0.45% of fully diluted shares. 25% of these option shares will vest one year after your employment start date, with the balance of the shares vesting at the rate of 1/36th per month over the next thirty six months. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Stock Option Agreement between you and the Company.
6.Benefits.
a.Insurance Benefits: The Company will provide you with standard medical and dental insurance benefits. You will be required to make a small contribution to the cost of such benefits for you and your dependents.
b.Vacation: You will accrue paid vacation at the rate of 1.67 days for each month of employment beginning on your first day of employment, which is equal to 4 weeks per year.
7.Severance Benefits. You shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section and Section 8 through Section 12 below. As a condition of receiving the severance benefits, you agree to (i) resign from all of your positions with the Company, (ii) to execute an agreement not to engage, directly or indirectly, or participate in any business or proposed business that is competitive in any manner with the business of the Company for the period of time following termination of your employment during which the Company is providing severance benefits to you, and (iii) to execute, and allow to become effective, a release of claims agreement (“Release”) not later than thirty (30) days (or such earlier time period as is specified in the Release) following your “separation from service”, as such term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, (“Code Section 409A”) and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”). Unless the Release is timely executed by you, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the severance benefits provided for under this Agreement.”
8.Voluntary Termination or Termination for Cause. You agree to provide NeuroPace with a minimum of one (1) month notice if you decide to voluntarily terminate your employment. If you voluntarily elect to terminate your employment with the company other than by your Resignation for Good Reason, as defined in Section 11(c) below, or if the company or a successor entity terminates your employment for Cause, as defined in Section 11(a) below, then you shall not be entitled to receive payment of any severance benefits. You will receive payment for all salary and unpaid vacation accrued as of the date of your termination of employment and your benefits will be continued in accordance with the Company’s benefit plans and policies in effect on the date of termination and in accordance with applicable law.
9.Involuntary Termination apart from a Change of Control. If your employment is terminated by the Company or a successor entity without Cause (as defined in Section 11(a) below) or by your Resignation for Good Reason (as defined in Section 11(c) below), and such termination constitutes a Separation from Service, prior to, or more than 24 months after, a Change of Control

(as defined in section 11(b) below), you will receive payment for all salary and unpaid vacation accrued as of the date of your termination of employment, and, in addition, you will be entitled to receive the following termination benefits:
a.An amount equal to six (6) months of your current cash compensation (base plus bonus) paid over such 6-month period immediately following your Separation from Service (the “Salary Continuation Payments”). The Salary Continuation Payments will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following your Separation from Service; provided, however, that if necessary to avoid any adverse tax consequences under Code Section 409A and the guidance issued thereunder, no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation Payments that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day in compliance with Code Section 409A and the effectiveness of the Release, with the balance of the Salary Continuation Payments being paid as originally scheduled.
b.Reimbursement of your premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the California Continuation of Benefits Replacement Act of 1997, as amended (collectively, “COBRA”), whichever is applicable for the first six (6) months of such continuation coverage provided you make a timely election for such continuation coverage and present reasonably requested documentation of payment of such premiums; and
c.Accelerated vesting of the number of then unvested option shares, and the shares of restricted stock purchased by you through the exercise of an option that have not been released from the Company’s repurchase right, equal to the number of shares that would have vested or been released if you had remained an employee of the Company for six (6) months after the termination date.”
10.Involuntary Termination following a Change of Control. If your employment is terminated by the Company or a successor entity without Cause (as defined in Section 11(a) below) up to 4 months prior to or 24 months following a change of control or by your Resignation for Good Reason (as defined in Section 11(c) below), and such termination constitutes a Separation from Service, (as defined in Section 11(b) below), you will receive payment for all salary and unpaid vacation accrued as of the date of your termination of employment and, in addition, you will be entitled to receive the following termination benefits:
a.An amount equal to twelve (12) months of your current cash compensation (base plus bonus) paid over such 12-month period immediately following your Separation from Service (the “Change of Control Salary Continuation Payments”). The Change of Control Salary Continuation Payments will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following your Separation from Service; provided, however, that if necessary to avoid any adverse tax consequences under Code Section 409A, no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your termination the Company will pay you in a lump sum the Salary Continuation Payments that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day in compliance with Code Section 409A and the effectiveness of the Release, with the balance of the Salary Continuation Payments being paid as originally scheduled.;
b.Reimbursement of your premium cost for continuation coverage under COBRA for the maximum period (not to exceed twelve months) of such continuation coverage provided you make a timely election for such continuation coverage and present reasonably requested documentation of payment of such premiums; and
c.Accelerated vesting of 100% of all then unvested option shares, and all shares of restricted stock purchased by you through the exercise of an option that have not been released from the Company’s repurchase right.”
11.Definitions. For purposes of this Agreement, the following definitions shall apply:
a.“Cause”. Means the good faith judgment of the Company’s Board of directors, subject to your right to arbitrate such determination in accordance with Section 18 below, that you have engaged in or committed any of the following: (i) gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct had resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) a material and willful violation of any federal or state law, (iii) commission of any act of fraud with respect to the Company or (iv) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.
b.“Change of Control”. Means a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the share of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity, outstanding immediately after such transaction.
c.“Resignation for Good Reason”. Means, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with Section 18 below, your resignation as a result of the occurrence of one of the following events without your written consent: (i) your removal from your position with the Company (or a successor company, in the event of a Change of Control); (ii) a material reduction in your job, duties, or responsibilities in a manner that is substantially inconsistent with the position, duties, or responsibilities held by you immediately before such reduction, (iii) a material reduction (10% or greater) in your base salary other than in connection with and consistent with a general reduction of all officer base salaries; or (iv) a relocation of the Company’s executive offices to a location more than 35 miles from the Company’s current location, which requires you to be onsite daily provided, however, that to resign for Good Reason, you must (1) provide written notice to the Company within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least 30 days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 30 days after the expiration of the cure period.”.
12.Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is included for your review and execution as Attachment A (the “Confidentiality Agreement”), prior to or on your Start Date.
13.Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.
14.At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.
15.Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement or breach hereof (including whether Cause or Resignation for Good Reason exists), shall be settled exclusively by arbitration in San Francisco, California, in accordance with the Rules of the American Arbitration Association then in effect. The Rules can be found at www.adr.org, or a printout can be requested at any time from Human Resources. Both Parties understand and agree that this arbitration provision replaces the right of both Parties to go to court, including the right to have a jury decide a Party’s claims. NeuroPace will pay the arbitrator’s fees and costs that are unique to the arbitration to the extent required by law.
16.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligation in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes devisees and legatees.
17.Code Section 409A. It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.”

This offer is contingent upon satisfactory proof of your right to work in the United States as well as the successful completion of a background check and reference checks. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

With Best Regards,

/s/ Irene Holloway Thomas

Irene Holloway Thomas
Vice President, Human Resources
and Corporate Services
NeuroPace, Inc.

ACCEPTED AND AGREED:

/s/ Irina A. Ridley
Irina A. Ridley

November 05, 2020
Signature Date

November 30, 2020
Start Date